UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Forward Industries, Inc.
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FORWARD INDUSTRIES ENCOURAGES SHAREHOLDERS TO REVIEW LACK OF RELEVANT QUALIFICATIONS AND EXPERIENCE OF DISSIDENT NOMINEES OFFERED BY TERENCE BERNARD WISE

•	Reviews glaring public company failures overseen by N. Scott Fine and Michael Luetkemeyer, two nominees of Terence Bernard Wise

•	Highlights inexperience that Terence Bernard Wise and his other two nominees, Eric Freitag and Howard Morgan, have with public company governance

•	Illustrates history of Terence Bernard Wise seeking appointment of unqualified candidates to the Board

•	Questions vagaries of Terence Bernard Wise’s so-called “90 Day Plan”

WEST PALM BEACH, Fla. – December 15, 2014 – Forward Industries, Inc. (NASDAQ: FORD) today requested that shareholders review its proxy statement for the 2014 Annual Meeting of Shareholders recently mailed to shareholders. Forward also issued the following letter to shareholders addressing the nominees offered by Terence Bernard Wise in connection with the election contest initiated by Mr. Wise.

Dear Shareholders:

Since director and shareholder Terence Bernard Wise is seeking to overthrow the current Board entirely, we believe that shareholders have a right to know more about the individual nominees he has put forward on his slate. After all, if Mr. Wise is successful in electing his alternative slate of hand-picked designees, these are the individuals who will effectively control your company.

TWO OF MR. WISE’S NOMINEES OVERSAW THE DESTRUCTION OF SHAREHOLDER VALUE AT OTHER PUBLIC COMPANIES

N. Scott Fine, one of Mr. Wise’s nominees, served as a director of Central European Distribution Corporation (CEDC) for more than a decade prior to its Chapter 11 bankruptcy in 2013.   Mr. Fine was Vice Chairman and Lead Director of the Board of CEDC at the time of the bankruptcy and it appears he was also Chairman of each of the Special Committee, Restructuring Committee and Audit Committee of the Board at the time of filing.  The bankruptcy resulted in a complete destruction of value to all the equity holders.  Nevertheless, Mr. Fine stayed on the Board of the newly reorganized successor entity and in connection with the bankruptcy received an incentive bonus of a stunning $1 million in cash from the new successor entity.

Michael Luetkemeyer, another Wise nominee, served as Chief Financial Officer for TranS1, Inc. from April 2007 to March 2010.  TranS1’s stock price closed at $24.00 per share when the company began trading on October 17, 2007 and closed at $3.25 per share on March 31, 2010, the effective date of his resignation. Thus, over the course of Mr. Luetkemeyer’s tenure as Chief Financial Officer, an investment in TranS1 would have declined by approximately 85%. The company, now named Baxano Surgical, Inc., now trades for $0.02 per share.

MR. WISE AND TWO OF HIS OTHER NOMINEES OFFER LITTLE TO NO EXPERIENCE AT PUBLIC COMPANIES

Last week, we highlighted the fact that Mr. Wise has no public-company board experience outside Forward and all of his previous business experience relates to managing privately-held ventures.  Mr. Wise is not the only member of his dissident slate of nominees who lacks public-company credentials and experience outside Forward.

Eric Freitag, a Wise nominee, has no experience whatsoever managing or serving as a director of public companies according to Mr. Wise’s proxy statement.  In fact, Mr. Freitag’s only disclosed work experience is with an international digital advertising agency and an innovation consulting firm.  How does this limited experience make him qualified to be a steward of your company?

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Howard Morgan, another Wise nominee who joined Forward as a director alongside Mr. Wise in February 2012, has no board experience with a public company outside of Forward.

MR. WISE HAS A TRACK RECORD OF NOMINATING UNQUALIFIED CANDIDATES TO THE BOARD

Our Board and management have sought qualified and credible additions to our team who will support the growth we seek.  It is worth considering the type of people that Mr. Wise has supported for board membership at Forward in the past.

Mr. Wise repeatedly tried to nominate his long-time business partner Jenny Yu for Board membership. The Board granted Ms. Yu observer status as a courtesy. Despite being told about Company insider trading rules and how they applied to her, Ms. Yu acquired Forward stock while in possession of material non-public information about the Company. This was especially troubling given her role as Managing Director of the Company's exclusive sourcing vendor. In order to prevent further misconduct, we barred Ms. Yu from attending future Board meetings.

MR. WISE JUST ANNOUNCED HIS SO-CALLED “90 DAY PLAN” WHICH IS VAGUE AND LACKS SUBSTANCE AS TO HOW HE ACTUALLY INTENDS TO MAXIMIZE SHAREHOLDER VALUE

After we called upon Mr. Wise to make good on his promise to share his strategic vision for Forward, Mr. Wise has finally disclosed, just 15 days before the Annual Meeting, his “Action Plan: The First 90 Days” in his recently filed investor presentation.  We believe Mr. Wise’s release of this plan is mere window-dressing and fails to address our concerns that he does not have the best possible vision for maximizing shareholder value.   In our view, the various perfunctory meetings, assessments and reviews the new board intends to have and various generic initiatives – like amending the bylaws to provide for “best practices” – offer little insight into how they actually plan to improve Forward if elected.  While Mr. Wise has previously stated that he intends to replace the current management team, he still has not named a new permanent CEO or CFO or other executives, and instead punts on the issue by stating that he will replace current CEO Robert Garrett with Michael Luetkemeyer as interim CEO until a permanent one is named.  We again note the destruction of shareholder value Mr. Luetkemeyer oversaw as CFO of TranS1 discussed above.

Without a substantive strategic vision or permanent alternative management team, voting for Mr. Wise’s slate presents great uncertainty for the future of Forward.

Your Board and management have communicated a clear and viable plan for realizing shareholder value. We have the right people with the right expertise in place to make this happen.

•	We are absolutely committed to shareholders above all else.

•	We offer a clear and viable plan for realizing shareholder value.

•	We are actively pursuing transformative opportunities to diversify revenue base and bring us into sectors where the Board and management have deep operating experience.

•	We have extensive public-company board and management experience.

•	We have demonstrated a track record of growth under current management team.

Before you vote, we encourage you to ask yourself: Which director slate is more qualified and can exercise the best independent judgment for the benefit of all shareholders?  For the purposes of the upcoming Annual Meeting to be held on December 30, 2014, we urge you to look at the facts – not the rhetoric – and vote the WHITE proxy card for our slate of nominees.

Thank you for your continued support.

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Sincerely,

Robert Garrett, Jr. Chief Executive Officer Forward Industries, Inc.	Frank LaGrange Johnson Chairman of the Board of Directors Forward Industries, Inc.
John Chiste Member of the Board of Directors Forward Industries, Inc.	Joseph E. Mullin Member of the Board of Directors Forward Industries, Inc.
Robert M. Neal Member of the Board of Directors Forward Industries, Inc.

About Forward Industries, Inc.
Incorporated in 1962, and headquartered in West Palm Beach, Fla., Forward Industries is a global designer and distributor of mobile device cases and accessories. Forward Industries' products can be viewed online at www.forwardindustries.com.

Forward-Looking Statements
In addition to the historical information contained herein, this press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect the Company's current expectations and projections about its future results, performance, prospects and opportunities. The Company has tried to identify these forward-looking statements by using words such as "may," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate" and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.  No assurance can be given that the actual results will be consistent with the forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended September 30, 2014 for information regarding risk factors that could affect the Company's results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Contacts
MacKenzie Partners, Inc. Larry Dennedy 212-929-5500	Peppercomm Jacqui Emerson 212-300-6191 jemerson@peppercomm.com

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